Exhibit 99.5

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATION

Generation

Executive Overview

     As of December 31, 2004, Generation consisted of its owned and contracted for electric generating facilities and energy marketing operations, a 50% interest in Sithe, 49.5% interests in two power stations in Mexico, and the competitive retail sales business of Exelon Energy Company. On January 31, 2005, Generation purchased the remaining 50% interest of Sithe and immediately sold its entire interest in Sithe.

     Effective January 1, 2004, Enterprises’ competitive retail sales business, Exelon Energy Company, became part of Generation. Generation’s results of operations have not been adjusted to reflect Exelon Energy Company as a part of Generation for 2003 or 2002. Exelon Energy Company’s results for the years ended December 31, 2003, and 2002 were as follows:

	Year ended	Year ended
	December 31, 2003	December 31, 2002

Total revenues	$660	$494
Intersegment revenues	4	8
Income (loss) from continuing operations before income taxes and minority interest	6	(24)
Discontinued operations	(21)	10
Income taxes (benefit)	3	8
Net income (loss)	(18)	(33)

     Generation is one of the largest competitive electric generation companies in the United States, as measured by owned and controlled MWs. Generation combines its large generation fleet with an experienced wholesale and retail power marketing operation. Generation owns generation assets in the Northeast, Mid-Atlantic, Midwest and Texas regions with a net capacity of 25,756 MWs, including 16,751 MWs of nuclear capacity, and controls another 8,701 MWs of capacity in the Midwest, Southeast and South Central regions through long-term contracts.

     In addition to its owned generating facilities, Generation, through its investment in Sithe International, owns 49.5% interests in two Mexican business trusts that own the Termoeléctrica del Golfo (TEG) and Termoeléctrica Peñoles (TEP) power stations, two 230 MW petcoke-fired generating facilities in Tamuín, Mexico.

     Generation’s wholesale marketing unit, Power Team, a major wholesale marketer of energy, uses Generation’s energy generation portfolio, transmission rights and expertise to ensure delivery of energy to Generation’s wholesale customers under long-term and short-term contracts, including the energy, or “load,” requirements of ComEd and PECO. Power Team markets any remaining energy in the wholesale bilateral and spot markets.

     2004 has been a year of operating accomplishments and execution of Generation’s overall investment strategy. Generation has focused on living up to its commitments while pursuing greater productivity, quality and innovation. 2004 highlights included the following:

     Financial Results. Generation’s net income was $673 million in 2004, compared to a $133 million net loss in 2003. The improvement in Generation’s financial results is primarily attributable to the acquisition of the remaining 50% interest of AmerGen, the sale of Boston

Generating, reductions in costs associated with The Exelon Way and an increase in revenue net of purchased power and fuel (revenue net fuel) of over $650 million in 2004 compared to 2003. Also, Generation incurred a $945 million impairment charge related to the long-lived assets of Boston Generating in 2003. The increase in revenue net fuel is attributable to a reduction in realized purchased power and fuel costs due to Generation’s hedging program and the inclusion of AmerGen and Exelon Energy in the 2004 results from operations. The increase in net income was partially offset by an increase in operating and maintenance expense associated with the consolidation of AmerGen and Exelon Energy in 2004. Also included in Generation’s financial results in 2004 is $32 million of net income resulting from the cumulative effect of a change in accounting principle for the adoption of FIN 46-R. Net losses of $16 million from Sithe and AllEnergy, a subsidiary of Exelon Energy, are included in Generation’s net income classified as discontinued operations. In 2003, Generation also recorded $108 million of net income resulting from the cumulative effect of a change in accounting principle upon the adoption of a new accounting standard that has a significant impact on how Generation accounts for its nuclear decommissioning obligations.

     Investment and Divestiture Activities. On May 25, 2004, Generation completed the sale, transfer and assignment of ownership of its indirect wholly owned subsidiary Boston Generating, which owns directly or indirectly the companies that own Mystic 4-7, Mystic 8 and 9 and Fore River generating facilities, to a special purpose entity owned by the lenders under Boston Generating’s $1.25 billion credit facility. The resulting gain of $85 million ($52 million after-tax) was recorded within Generation’s results of operations during the second quarter of 2004. On September 1, 2004, Generation completed the transfer of plant operations and power marketing arrangements to the lenders’ special purpose entity and its contractors under Boston Generating’s credit facility. In 2003, Generation recorded a pre-tax impairment charge of $945 million related to the long-lived assets of Boston Generating.

     On September 29, 2004, Generation exercised its call option and entered into an agreement to acquire Reservoir’s 50% interest in Sithe for $97 million, and on November 1, 2004, Generation entered into an agreement to sell its anticipated 100% interest in Sithe to Dynegy, Inc. for $135 million in cash. On January 31, 2005, Generation closed on these two transactions and exited its investment in Sithe. The sale did not include Sithe International, which was sold to a subsidiary of Generation on October 13, 2004. Generation acquired Sithe International in exchange for its $92 million note receivable from Sithe in a non-cash transaction. Effective January 26, 2005, Sithe International’s name was changed to Tamuin International Inc.

     Financing Activities. Generation met its capital resource commitments primarily through internally generated cash. When necessary, Generation obtains funds from external sources, including the capital markets, the intercompany money pool and through bank borrowings. During 2004, Generation issued $157 million of pollution control bonds, decreased borrowings in the intercompany money pool by $133 million, net of $29 million of borrowings assumed as a result of the transfer of Exelon Energy, and distributed $505 million of dividends to Exelon. On December 31, 2004, Generation had $283 million in outstanding money pool loans to fund operations.

     Operational Achievements. Generation focused on the core fundamentals of providing efficient generation to its customers. Generation’s nuclear fleet achieved a 93.5% capacity factor in 2004 compared to 93.4% in 2003 while reducing the production costs of nuclear generation to 1.24 cents per kilowatt-hour. Generation’s nuclear fleet’s production costs continue to be in the top quartile of the nuclear industry. Other operational achievements include improved commercial availability and improved safety metrics at Generation’s fossil fuel plants in 2004.

     Outlook for 2005 and Beyond. On December 20, 2004, Exelon entered into a merger agreement with PSEG, a holding company for an electric and gas utility company primarily located and serving customers in New Jersey. The transaction, which has been unanimously approved by the Boards of Directors of both companies, is expected to close in the first quarter of 2006. However, the transaction is contingent upon, among other things, the approval by shareholders of PSEG of the merger and shareholders of Exelon of the shares to be issued in the merger, antitrust clearance and a number of regulatory approvals and reviews. Exelon and Generation are in the process of evaluating the impacts of the merger.

     In the near term, Generation’s financial results can be affected by a number of factors, including wholesale market prices, weather conditions, the continued successful implementation of operational improvement initiatives and Generation’s ability to generate electricity at low costs. Generation believes that Power Team’s hedging program reduces the short-term exposure to the variability in market prices.

     Generation’s results will be affected by long-term changes in the market prices of power and fuel caused by supply/demand changes, the continued restructuring of the U.S. electric industry at both the Federal and state levels and various environmental regulations. Generating companies must also work with regulators to ensure that a viable capacity market exists to ensure that new units will be constructed in a timely manner to meet the growing demand for power. Generation will continue to be an active participant in these policy debates, while continuing to focus on improving operations and controlling costs and providing a fair return to its investors. To meet Exelon’s financial goals, Generation’s nuclear units must continue their superior performance while keeping costs under control despite inflationary pressures and increasing security costs caused by external events.

Results of Operations
Year Ended December 31, 2004 Compared To Year Ended December 31, 2003

			Favorable
	2004	2003	(Unfavorable)

OPERATING REVENUES	$7,703	$8,135	$(432)

OPERATING EXPENSES
Purchased power	2,307	3,587	1,280
Fuel	1,704	1,533	(171)
Operating and maintenance	2,201	1,866	(335)
Impairment of Boston Generating, LLC long-lived assets	—	945	945
Depreciation and amortization	286	199	(87)
Taxes other than income	166	120	(46)

Total operating expense	6,664	8,250	1,586

OPERATING INCOME (LOSS)	1,039	(115)	1,154

OTHER INCOME AND DEDUCTIONS
Interest expense	(103)	(88)	(15)
Equity in earnings (losses) of unconsolidated affiliates	(14)	49	(63)
Other, net	130	(262)	392

Total other income and deductions	13	(301)	314

INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES AND MINORITY INTEREST	1,052	(416)	1,468

INCOME TAXES	401	(179)	(580)
INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE MINORITY INTEREST	651	(237)	888

MINORITY INTEREST	6	(4)	10

INCOME FROM CONTINUING OPERATIONS	657	(241)	898
DISCONTINUED OPERATIONS (NOTE 21)
Loss from discontinued operations	(45)	—	(45)
Income taxes	(29)	—	(29)

Loss from discontinued operations	(16)	—	(16)

INCOME (LOSS) BEFORE CUMULATIVE EFFECT OF CHANGES IN ACCOUNTING PRINCIPLES	641	(241)	882

CUMULATIVE EFFECT OF CHANGES IN ACCOUNTING PRINCIPLES (net of income taxes)	32	108	(76)

NET INCOME (LOSS)	$673	$(133)	$806

Operating Revenues

     Operating revenues decreased in 2004 as compared to 2003, primarily as a result of the adoption of EITF 03-11. The adoption of EITF 03-11 resulted in a net decrease in revenues of $980 million in 2004 as compared with the prior year. Generation’s sales in 2004 and 2003 were as follows:

Revenue (in millions)	2004	2003	Variance	% Change

Electric sales to affiliates (a)	$3,749	$4,036	$(287)	(7.1%)
Wholesale and retail electric sales(b)	3,227	3,861	(634)	(16.4%)

Total energy sales revenue	6,976	7,897	(921)	(11.7%)

Retail gas sales	448	—	448	100.0%
Trading portfolio	—	1	(1)	(100.0%)
Other revenue (c)	279	237	42	17.7%

Total revenue	$7,703	$8,135	$(432)	(5.3%)

Sales (in GWhs)	2004	2003	Variance	% Change

Sales to affiliates (a)	110,465	117,405	(6,940)	(5.9%)
Wholesale and retail electric sales(b)	92,134	107,267	(15,133)	(14.1%)

Total sales	202,599	224,672	(22,073)	(9.8%)

(a)	Includes sales to Exelon Energy Company during 2003. As of January 1, 2004, Exelon Energy Company became part of Generation and is presented as retail electric sales.

(b)	Includes retail electric sales of Exelon Energy Company in 2004.

(c)	Includes sales related to tolling agreements and fossil fuel sales.

     Trading volumes of 24,001 GWhs and 32,584 GWhs for the years ended December 31, 2004 and 2003, respectively, are not included in the table above. The decrease in trading volume is a result of reduced volumetric and VAR trading limits in 2004, which are set by the Exelon Risk Management Committee and approved by the Board of Directors.

     Electric Sales to Affiliates. Revenue from sales to affiliates decreased primarily as a result of the transfer of Exelon Energy Company to Generation effective January 1, 2004. Sales to Exelon Energy Company are no longer reported as affiliate revenue by Generation. Revenue from sales to Exelon Energy Company for the year ended December 31, 2003 was $209 million.

     Sales to Energy Delivery declined $76 million in 2004 as compared to the prior year, which further contributed to the decrease in sales to affiliates. The lower sales to Energy Delivery were primarily driven by cooler than normal summer weather and lower average transfer prices in 2004 as compared to the prior year.

     Wholesale and Retail Electric Sales. The changes in Generation’s wholesale and retail electric sales for the year ended December 31, 2004 compared to the same period in 2003, consisted of the following:

Variance

Effects of EITF 03-11 adoption(a)	$(966)
Sale of Boston Generating	(370)
Addition of Exelon Energy Company and AmerGen operations	424
Other operations	278

Decrease in wholesale and retail electric sales	$(634)

(a) Does not include $14 million of EITF 03-11 reclassifications related to fuel sales that are included in other revenues.

     As previously described, the adoption of EITF 03-11 on January 1, 2004 resulted in the netting of certain revenues and the associated purchased power and fuel expense in 2004. The sale of Boston Generating in May 2004 resulted in less revenue from this entity in 2004 compared to the prior year. The acquisition of Exelon Energy and AmerGen resulted in increased market and retail electric sales of approximately $424 million compared to the prior year.

     The remaining increase in wholesale and retail electric sales was primarily due to higher volumes sold to the market at overall higher prices. The increase in market prices was primarily driven by higher coal prices in the Midwest region and higher oil and gas prices in the Mid-Atlantic region.

     Retail Gas Sales. Retail gas sales increased $448 million as a result of the transfer of Exelon Energy Company to Generation as of January 1, 2004.

     Other. The remaining increase in other revenue includes increased sales from tolling agreements offset by a decrease in fossil fuel revenue.

Purchased Power and Fuel Expense

     Generation’s supply of sales in 2004 and 2003, excluding the trading portfolio, was as follows:

Supply of Sales (in GWhs)	2004	2003	% Change

Nuclear generation (a)	136,621	117,502	16.3%
Purchases — non-trading portfolio (b)	48,968	82,860	(40.9%)
Fossil and hydroelectric generation (c, d)	17,010	24,310	(30.0%)

Total supply	202,599	224,672	(9.8%)

(a)	Excludes AmerGen for 2003. AmerGen generated 20,135 GWhs during the year ended December 31, 2004.

(b)	Sales in 2004 do not include 25,464 GWhs that were netted with purchased power GWhs as a result of the reclassification of certain hedging activities in accordance with EITF 03-11. Includes PPAs with AmerGen, which represented 12,667 GWhs in 2003.

(c)	Fossil and hydroelectric supply mix changed as a result of decreased fossil fuel generation due to the sale of Boston Generating in May 2004.

(d)	Excludes Sithe and Generation’s investment in TEG and TEP.

     The changes in Generation’s purchased power and fuel expense for the year ended December 31, 2004 compared to the same period in 2003 consisted of the following:

Variance

Effects of the adoption of EITF 03-11	$(980)
Sale of Boston Generating	(290)
Midwest Generation	(122)
Mark-to-market adjustments on hedging activity	(14)
Price	(13)
Volume	267
Addition of AmerGen and Exelon Energy Company	124
Other	(81)

Decrease in purchased power and fuel expense	$(1,109)

     Adoption of EITF 03-11. The adoption of EITF 03-11 resulted in a decrease in purchased power and fuel expense of $980 million.

     Sale of Boston Generating. The decrease in fuel and purchased power expense for Boston Generating is due primarily to the sale of the business in May 2004.

     Midwest Generation. The volume of purchased power acquired from Midwest Generation declined in 2004 as a result of Generation exercising its option to reduce the capacity purchased from Midwest Generation, as announced in 2003.

     Hedging Activity. Mark-to-market losses on hedging activities at Generation were $2 million for the year ended December 31, 2004 compared to losses of $16 million for 2003. Hedging activities in 2004 relating to Boston Generating operations accounted for a gain of $4 million and hedging activities relating to other Generation operations in 2004 accounted for a loss of $6 million.

     Price. The decrease reflects the forward hedging of fuel at lower costs than 2003 realized costs.

     Volume. Generation experienced increases in purchased power and fuel expense due to increased market and retail electric sales throughout its various sales regions.

     Addition of AmerGen and Exelon Energy Company. Due to the transfer of Exelon Energy Company to Generation effective January 1, 2004, fuel expense increased $468 million as fuel purchases made by Exelon Energy Company did not previously affect Generation’s results. As a result of Generation’s acquisition of the remaining 50% interest in AmerGen in December 2003, purchased power decreased $379 million in 2004. In prior periods, Generation reported energy purchased from AmerGen as purchased power expense. The decrease in purchase power from the acquisition of the remaining 50% of AmerGen was partially offset by an increase of $35 million in AmerGen’s nuclear fuel expense.

     Other. Other decreases in purchased power and fuel expense were primarily due to lower transmission expense resulting from reduced inter-region transmission charges, primarily associated with ComEd’s integration into PJM.

     Generation’s average margins per MWh sold for the years ended December 31, 2004 and 2003 were as follows:

($/MWh)	2004	2003	% Change

Average electric revenue
Electric sales to affiliates (a)	$33.94	$34.38	(1.3%)
Wholesale and retail electric sales (b)	35.03	35.99	(2.7%)
Total – excluding the trading portfolio	34.43	35.15	(2.0%)

Average electric supply cost – excluding the trading portfolio (c)	$17.60	$22.79	(22.8%)

Average margin – excluding the trading portfolio	$16.83	$12.36	36.2%

(a)	Includes sales to Exelon Energy Company during 2003. As of January 1, 2004, Exelon Energy Company became part of Generation and is presented as retail sales.

(b)	Includes retail electric sales of Exelon Energy Company in 2004.

(c)	Average electric supply cost includes purchased power and fuel costs associated with electric sales and PPAs with AmerGen in 2003. Average electric supply cost does not include purchased power and fuel cost associated with retail gas sales.

Operating and Maintenance

     The changes in operating and maintenance expense for the year ended December 31, 2004 compared to the same period in 2003 consisted of the following:

Variance

Addition of AmerGen and Exelon Energy Company	$345
Refueling outage costs (a)	50
Decommissioning-related costs (b)	50
Pension, payroll and benefit costs, primarily associated with The Exelon Way	(84)
DOE Settlement (c)	(52)
Sale of Boston Generating	(12)
Other	38

Increase in operating and maintenance expense	$335

(a)	Includes refueling outage expense of $43 million at AmerGen not included in 2003.

(b)	Includes $40 million due to AmerGen asset retirement obligation accretion not included in 2003.

(c)	See Note 13 of Generation’s Notes to Consolidated Financial Statements for further discussions of the spent nuclear fuel storage settlement agreement with the DOE.

     The increase in operating and maintenance expense is primarily due to the inclusion of AmerGen and Exelon Energy Company in Generation’s consolidated results for 2004. Decommissioning- related costs increased primarily due to the inclusion of AmerGen in 2004 compared to the prior year. Accretion expense includes accretion of the asset retirement obligation and adjustments to offset the earnings impacts of certain decommissioning-related activities, including revenues earned from ComEd and PECO, income taxes and depreciation of the asset retirement cost asset (ARC) to zero. The increase in operating and maintenance expense was partially offset with reductions in payroll-related costs due to the implementation of the programs associated with The Exelon Way, the sale of Boston Generating in May 2004 and the settlement with the DOE to reimburse Generation for costs associated with storage of spent nuclear fuel.

     Nuclear fleet operating data and purchased power costs data for the year ended December 31, 2004 and 2003 were as follows:

	2004	2003

Nuclear fleet capacity factor (a)	93.5%	93.4%
Nuclear fleet production cost per MWh (a)	$12.43	$12.53
Average purchased power cost for wholesale operations per MWh (b)	$47.11	$43.29

(a)	Includes AmerGen and excludes Salem, which is operated by PSEG Nuclear.

(b)	Includes PPAs with AmerGen in 2003.

     The higher nuclear capacity factor is primarily due to ten fewer unplanned outages which offset the impact of one additional planned refuel outage. The lower production cost in 2004 as compared to 2003 is primarily due to lower fuel costs and the impact of the spent fuel storage cost settlement agreement with the DOE which offset the added cost for one additional planned refuel outage and costs associated with the Dresden generator repairs during outages in the fourth quarter of 2004.

     In 2004 as compared to 2003, the Quad Cities Units intermittently operated at pre-Extended Power Uprate (EPU) generation levels due to performance issues with their steam dryers. Generation plans additional expenditures to ensure safe and reliable operations at the EPU output levels by mid-2005.

Impairment of the Long-Lived Assets of Boston Generating

     In connection with the decision to transition out of the ownership of Boston Generating during the third quarter of 2003, Generation recorded a long-lived asset impairment charge of $945 million ($573 million net of income taxes). See Note 2 of Generation’s Notes to

Consolidated Financial Statements for further discussion of the sale of Generation’s ownership interest in Boston Generating.

Depreciation and Amortization

     The increase in depreciation and amortization expense in 2004 as compared to 2003 was primarily due to the immediate expensing of an asset retirement cost (ARC), totaling $49 million, recorded in 2004 for which no useful life remains. The ARC was originally recorded in accordance with SFAS No. 143, which requires the establishment of an asset to offset the impact of an increased asset retirement obligation (ARO). See Note 13 of Generation’s Notes to Consolidated Financial Statements for more information on the 2004 update to the ARO and ARC. The remaining increase was due to capital additions and the consolidation of AmerGen and Exelon Energy. These increases were partially offset by a decrease in depreciation expense related to the Boston Generating facilities, which were sold in May 2004.

Taxes Other Than Income

     Taxes other than income increased in 2004 compared to 2003 due primarily to $26 million of additional payroll and property taxes incurred from the consolidation of AmerGen and Exelon Energy. The remaining increase primarily resulted from a $15 million reduction to reserves recorded in 2003 for exposures associated with property taxes.

Interest Expense

     The increase in interest expense in 2004 as compared to 2003 was primarily related to additional expense incurred from the purchase of British Energy’s interest in AmerGen and the issuance of $500 million of Senior Notes in December 2003. The increase was partially offset by a reduction in interest expense of $12 million related to the Boston Generating project debt being deconsolidated in May 2004.

Equity in Earnings of Unconsolidated Affiliates

     The decrease in equity in earnings of unconsolidated affiliates in 2004 as compared to 2003 was due to a $47 million decrease resulting from Generation’s consolidation of AmerGen in 2004 following the purchase of British Energy’s 50% interest in AmerGen in December 2003 and the consolidation of Sithe in 2004. Equity in earnings of unconsolidated affiliates in 2004 represents equity earnings from TEG and TEP following the transfer of ownership in Sithe International in the fourth quarter of 2004, and prior to the transfer, relates to earnings recorded at Sithe for Sithe’s 49.5% interests in TEG and TEP.

Other, Net

     The components of other, net for 2004 as compared to 2003 are as follows:

Other, Net	2004	2003	Variance

Gain on sale of Boston Generating (a)	$85	$—	$85
Decommissioning-related activities:
Decommissioning trust fund income (b)	194	79	115

Decommissioning trust fund income – AmerGen (b)	43	—	43
Other-than-temporary impairment of decommissioning trust funds (c)	(268)	—	(268)
Contractual offset to decommissioning-related activities (d)	66	(79)	145
Gain on sale of assets	6	—	6
Impairment of investment in Sithe	—	(255)	255
Other	4	(7)	11

Total	$130	$(262)	$392

(a)	See Note 2 of Generation’s Notes to the Consolidated Financial Statements for further discussion of Generation’s sale of Boston Generating.

(b)	Includes investment income and realized gains/(losses).

(c)	Includes other-than-temporary impairments totaling $255 million, $5 million and $8 million on nuclear decommissioning trust funds for the former ComEd, former PECO and AmerGen units respectively.

(d)	Includes the elimination of non-operating decommissioning-related activity for those units that are subject to contractual accounting, including the elimination of decommissioning trust fund income and other-than-temporary impairments for certain nuclear units. See Notes 13 and 15 of Generation’s Notes to Consolidated Financial Statements for more information regarding the contractual accounting applied for certain nuclear units.

     The increase in other, net in 2004 as compared to 2003 was primarily due to the $85 million gain ($52 million, net of taxes) on the sale of Boston Generating recorded in 2004, a $255 million impairment charge in 2003 related to Generation’s equity investment in Sithe Energies, Inc. and a $25 million loss resulting from the purchase and subsequent sale of 50% of the assets of Sithe to Reservoir (see Note 3 of Generation’s Notes to Consolidated Financial Statements) in 2003. The remaining increase was primarily due to a $35 million increase in decommissioning trust fund investment income primarily related to AmerGen.

Effective Income Tax Rate

     The effective income tax rate was 38% for 2004 compared to 43% for 2003. The decrease in the effective rate was primarily attributable to income taxes associated with nuclear decommissioning trust fund activity, income tax deductions related to non-taxable employee benefits and the dilution of the permanent income tax benefits due to the increase in pre-tax income in 2004.

Discontinued Operations

     The loss from discontinued operations includes the results of operations of Sithe from April 1, 2004 through the end of the year and the results from AllEnergy, a former subsidiary of Exelon Energy. Sithe’s net impact to Generation was a loss of $19 million in 2004, while AllEnergy produced $3 million of net income in 2004. (See Note 21 of Generation’s Notes to Consolidated Financial Statements)

Cumulative Effect of Changes in Accounting Principles

     On March 31, 2004, Generation adopted FIN 46-R, resulting in a benefit of $32 million (net of income taxes of $22 million).

     On January 1, 2003, Generation adopted SFAS No. 143 resulting in a benefit of $108 million (net of income taxes of $70 million).

Results of Operations
Year Ended December 31, 2003 Compared To Year Ended December 31, 2002

			Favorable
	2003	2002	(Unfavorable)

OPERATING REVENUES	$8,135	$6,858	$1,277

OPERATING EXPENSES
Purchased power	3,587	3,294	(293)
Fuel	1,533	959	(574)
Operating and maintenance	1,866	1,656	(210)
Impairment of Boston Generating, LLC long-lived assets	945	—	(945)
Depreciation and amortization	199	276	77
Taxes other than income	120	164	44

Total operating expense	8,250	6,349	(1,901)

OPERATING INCOME (LOSS)	(115)	509	(624)

OTHER INCOME AND DEDUCTIONS
Interest expense	(88)	(75)	(13)
Equity in earnings of unconsolidated affiliates	49	87	(38)
Other, net	(262)	86	(348)

Total other income and deductions	(301)	98	(399)

INCOME (LOSS) BEFORE INCOME TAXES, MINORITY INTEREST, AND CUMULATIVE EFFECT OF CHANGES IN ACCOUNTING PRINCIPLES	(416)	607	(1,023)

INCOME TAXES	(179)	217	396

INCOME (LOSS) BEFORE MINORITY INTEREST AND CUMULATIVE EFFECT OF CHANGES IN ACCOUNTING PRINCIPLES	(237)	390	(627)

MINORITY INTEREST	(4)	(3)	(1)

INCOME (LOSS) BEFORE CUMULATIVE EFFECT OF CHANGES IN ACCOUNTING PRINCIPLES	(241)	387	(628)

CUMULATIVE EFFECT OF CHANGES IN ACCOUNTING PRINCIPLES (net of income taxes)	108	13	95

NET INCOME (LOSS)	$(133)	$400	$(533)

Operating Revenues

     Operating revenues increased in 2003 as compared to 2002. Generation’s sales in 2003 and 2002 were as follows:

Revenue (in millions)	2003	2002	Variance	%Change

Electric sales to affiliates (a)	$4,036	$4,213	$(177)	(4.2%)
Wholesale and retail electric sales	3,861	2,490	1,371	55.1%

Total energy sales revenue	7,897	6,703	1,194	17.8%
Trading portfolio	1	(29)	30	(103.4%)
Other revenue	237	184	53	28.8%

Total revenue	$8,135	$6,858	$1,277	18.6%

Sales (in GWhs)	2003	2002	Variance	% Change

Electric sales to affiliates (a)	117,405	123,975	(6,570)	(5.3%)
Wholesale and retail electric sales	107,267	83,565	23,702	28.4%

Total sales	224,672	207,540	17,132	8.3%

(a)	Includes sales to Exelon Energy Company.

     Trading volumes of 32,584 GWhs and 69,933 GWhs for the years ended December 31, 2003 and 2002, respectively, are not included in the table above. The decrease in trading volume is a result of reduced volumetric and VAR trading limits in 2003, which are set by the Exelon Risk Management Committee and approved by the Board of Directors.

     Electric sales to affiliates. Sales to affiliates decreased primarily due to lower volume sales to ComEd, offset by slightly higher realized prices. Revenues from PECO were lower, primarily due to lower realized prices, partially offset by slightly higher volumes. Sales to Exelon Energy Company decreased primarily due to the discontinuance of Exelon Energy Company operations in the PJM region.

     Wholesale and Retail Electric Sales. Sales volume in the wholesale spot and bilateral markets increased primarily due to the acquisition of Exelon New England in November 2002 and the commencement of commercial operations in 2003 of the Boston Generating facilities, Mystic 8 and 9 and Fore River. In addition, average market prices in 2003 were $5/MWh higher than in 2002.

     Trading Revenues. Trading margin increased, reflecting a $1 million gain for the year ended December 31, 2003 as compared to a $29 million loss in the same period in 2002. The increase was primarily related to an increase in gas prices in April 2002, which negatively affected Generation’s trading positions.

     Other Revenue. Revenues also increased in 2003 as compared to 2002, as a result of a $76 million increase in sales of excess fossil fuel. The excess fossil fuel is a result of generating plants in Texas and New England operating at less than projected levels.

Purchased Power and Fuel

     Generation’s supply of sales in 2003 and 2002, excluding the trading portfolio, was as follows:

Supply of Sales (in GWhs)	2003	2002	% Change

Nuclear generation (a)	117,502	115,854	1.4%
Purchases — non-trading portfolio (b)	82,860	78,710	5.3%
Fossil and hydroelectric generation	24,310	12,976	87.3%

Total supply	224,672	207,540	8.3%

(a)	Excluding AmerGen.

(b)	Including purchase power agreements with AmerGen.

     Generation’s supply mix changed as a result of increased nuclear generation due to a lower number of refueling and unplanned outages during 2003 as compared to 2002, increased fossil generation due to the Exelon New England plants acquired in November 2002, including plants under construction which became operational in the second and third quarters of 2003 which accounted for an increase of 8,426 GWhs. Additionally, the change included additional purchased power of 3,320 GWhs from Exelon New England, a new PPA with AmerGen which increased purchased power by 3,049 GWhs in the second quarter of 2003 and 11,989 GWhs of other miscellaneous power purchases, which more than offset a 14,208 GWhs reduction in purchased power from Midwest Generation.

     Purchased Power and Fuel Expense. The changes in Generation’s purchased power and fuel expense for the year ended December 31, 2003 compared to the same period in 2002 consisted of the following:

Variance

Exelon New England	$429
Prices	350
Volume	46
Hedging activity	22
Other	20

Increase in purchased power and fuel expense	$867

     Exelon New England. Generation acquired Exelon New England in November 2002 and Mystic Units 8 and 9 began commercial operations during the second quarter of 2003, while Fore River began commercial operations during the third quarter of 2003.

     Prices. The increase reflects higher market prices in 2003.

     Volume. Purchased power increased in 2003 due to an increase in purchased power from AmerGen under a June 2003 PPA to purchase 100% of the output of Oyster Creek. Prior to the June 2003 PPA, Generation did not purchase power from Oyster Creek. Fuel expense increased due to increases in fossil fuel generation required to meet the increased market demand for energy and the acquisition of generating plants in Texas in April 2002.

     Hedging Activity. Mark-to-market losses on hedging activities were $16 million in 2003 compared to a gain of $6 million in 2002.

     Other. Other increases in purchased power and fuel were primarily due to additional nuclear fuel amortization of $16 million in 2003 resulting from under-performing fuel which was completely replaced in May 2003 at the Quad Cities Unit 1 and $10 million due to the write-down of coal inventory in 2003 as a result of a fuel burn analysis.

     Generation’s average margins per MWh sold for the years ended December 31, 2003 and 2002 were as follows:

($/MWh)	2003	2002	% Change

Average electric revenue
Wholesale sales to affiliates (a)	$34.38	$33.98	1.2%
Wholesale electric and retail sales	35.99	29.80	20.8%
Total — excluding the trading portfolio	35.15	32.30	8.8%

Average electric supply cost – excluding the trading portfolio (b)	22.79	20.49	11.2%
Average margin – excluding the trading portfolio	12.36	11.81	4.7%

(a)	Includes sales to Exelon Energy Company.

(b)	Average electric supply cost includes purchased power and fuel costs.

Operating and Maintenance

     The changes in operating and maintenance expense in 2003 as compared to 2002 consisted of the following:

Variance

Adoption of SFAS No. 143 (a)	$118
Increased costs due to generating asset acquisitions in 2002	78
Severance, pension and postretirement benefit costs associated with The Exelon Way	60
Increased employee fringe benefits primarily due to increased health care costs	54
Decreased refueling outage costs (b)	(49)
2002 executive severance	(19)
Other	(32)

Increase in operating and maintenance expense	$210

(a)	Due to a reclassification of decommissioning-related expenses upon the adoption of SFAS No. 143.

(b)	Includes cost savings of $19 million related to one of Generation’s co-owned facilities. Refueling outage days, not including Generation’s co-owned facilities, decreased from 202 in 2002 to 157 in 2003.

     The increase in operating and maintenance expense is primarily due to the decision to transition out of the ownership of Boston Generating during the third quarter of 2003, Generation recorded a long-lived asset impairment charge of $945 million ($573 million net of income taxes) in the third quarter of 2003. The remaining increase is due to payroll-related costs due to implementation of the programs associated with The Exelon Way, costs incurred due to generating asset acquisitions made in 2002, offset by lower refueling outage cost.

     Nuclear fleet operating data and purchased power cost data for 2003 as compared to 2002 was as follows:

	2003	2002

Nuclear fleet capacity factor (a)	93.4%	92.7%
Nuclear fleet production cost per MWh (a)	$12.53	$13.00
Average purchased power cost for wholesale operations per MWh(b)	$43.29	$41.85

(a)	Including AmerGen and excluding Salem, which is operated by PSEG Nuclear.

(b)	Including PPAs with AmerGen.

     The higher nuclear capacity factor and decreased production costs were primarily due to 56 fewer planned refueling outage days, resulting in a $36 million decrease in outage costs, including a $6 million decrease related to AmerGen, in 2003 as compared to 2002. The years ended 2003 and 2002 included 30 and 26 unplanned outages, respectively, resulting in a $2 million increase in non-refueling outage costs in 2003 as compared to 2002.

Impairment of the Long-Lived Assets of Boston Generating

     In connection with the decision to transition out of the ownership of Boston Generating during the third quarter of 2003, Generation recorded a long-lived asset impairment charge of $945 million ($573 million net of income taxes). See Note 2 of Generation’s Notes to Consolidated Financial Statements for further discussion of the sale of Generation’s ownership interest in Boston Generating.

Depreciation and Amortization

     The decrease in depreciation and amortization expense in 2003 as compared to 2002 was primarily attributable to a $130 million reduction in decommissioning expense net of ARC depreciation, as these costs are included in operating and maintenance expense after the adoption of SFAS No. 143, and a $12 million decrease due to life extensions of assets acquired in 2002. The decrease was partially offset by $65 million of additional depreciation expense on capital additions placed in service in 2002, of which $18 million of expense is related to plant acquisitions made after the third quarter of 2002.

Taxes Other Than Income

     Taxes other than income decreased in 2003 compared to 2002 due primarily to a $20 million decrease in property taxes, a $13 million decrease in the Pennsylvania capital stock tax and the Texas franchise tax, and a $6 million decrease in payroll taxes.

Interest Expense

     The increase in interest expense in 2003 as compared to 2002 is due to $18 million of higher interest related to the Boston Generating project debt outstanding in 2003 as well as the outstanding Sithe note. The increase was partially offset by a $14 million decrease resulting from interest expense no longer being recorded to offset decommissioning interest income in 2003. This offset is currently included as accretion expense in operating and maintenance expense.

Equity in Earnings of Unconsolidated Affiliates

     The decrease in equity in earnings of unconsolidated affiliates in 2003 as compared to 2002 was due to a decrease of $21 million in the equity in earnings of Sithe, which was primarily the result of the sale of Sithe New England’s assets to Generation in November 2002. A decrease of $17 million in the equity in earnings of AmerGen also contributed to the overall decrease, which was primarily due to lower PPA revenues at AmerGen and increases in severance costs during 2003.

Other, Net

     The decrease in other, net in 2003 as compared to 2002 was primarily a result of impairment charges related to Generation’s equity investment in Sithe due to an other-than-temporary decline in value of $255 million and a $25 million loss resulting from the purchase and subsequent sale of 50% of the assets of Sithe to Reservoir. See Note 3 of Generation’s Notes to Consolidated Financial Statements.

Effective Income Tax Rate

     The effective income tax rate was 43.0% for 2003 compared to 35.7% for 2002. This increase was primarily attributable to the impairment charges recorded in 2003 related to the long-lived assets of Boston Generating and Generation’s investment in Sithe, which resulted in a pre-tax loss. Other adjustments that affected income taxes include a decrease in tax-exempt interest in 2003 and an increase in nuclear decommissioning investment income for 2003.

Cumulative Effect of Changes in Accounting Principles

     On January 1, 2003, Generation adopted SFAS No. 143 resulting in a benefit of $108 million (net of income taxes of $70 million).

     On January 1, 2002, Generation adopted SFAS No. 142 resulting in a benefit of $13 million (net of income taxes of $9 million).

Liquidity and Capital Resources

     Generation’s business is capital intensive and requires considerable capital resources. Generation’s capital resources are primarily provided by internally generated cash flows from operations and, to the extent necessary, external financing, including the issuance of commercial paper, participation in the intercompany money pool or capital contributions from Exelon. Generation’s access to external financing at reasonable terms is dependent on its credit ratings and general business conditions, as well as that of the utility industry in general. If these conditions deteriorate to the extent that Generation no longer has access to external financing sources at reasonable terms, Generation has access to a revolving credit facility, which Generation currently utilizes to support its commercial paper program. See the Credit Issues section of Liquidity and Capital Resources for further discussion. Capital resources, including cash, are used primarily to fund Generation’s capital requirements, including construction expenditures, investments in new and existing ventures, repayments of maturing debt, the payment of distributions to Exelon and contributions to Exelon’s pension plans. Any future acquisitions could require external financing or borrowings or capital contributions from Exelon.

Cash Flows from Operating Activities

     Generation’s cash flows from operating activities primarily result from the sale of electric energy to wholesale customers, including Generation’s affiliated companies, as well as settlements arising from Generation’s trading activities. Generation’s future cash flow from operating activities will depend upon future demand and market prices for energy and the ability to continue to produce and supply power at competitive costs. Cash flows from operations have been and are expected to continue to provide a reliable, steady source of cash flow, sufficient to meet operating and capital expenditures requirements for the foreseeable future. See Business Outlook and Challenges in Managing the Business.

     Cash flows provided by operations for the years ended December 31, 2004 and 2003 were $1,947 million and $1,453 million, respectively. Changes in Generation’s cash flows from operations are generally consistent with changes in its results of operations, as further adjusted by changes in working capital in the normal course of business and non-cash charges.

     In addition to the items mentioned in Results of Operation, Generation’s operating cash flows in 2004 were affected by the following items:

•	Receivables from Energy Delivery under the PPAs increased $28 million for 2004, compared to a decrease of $177 million in 2003. The decrease in 2003 was primarily due to the payment of certain trade receivables from ComEd.

•	Net cash received for collateral for 2004 was $73 million, compared to $68 million paid in 2003. The year over year increase in cash flows of $141 million was primarily due to the reduction of cash collateral requirements for certain counterparties as a result of Generation negotiating the acceptance of letters of credit during 2004 to satisfy current and future collateral obligations.

•	At December 31, 2004 and 2003, Generation had income tax receivables of $87 million and $290 million, respectively. In 2003, Generation established an income tax receivable primarily associated with special depreciation allowances, which was received in 2004, resulting in the primary change in cash in 2004 as compared to 2003 associated with income taxes.

•	In December 2004, TXU and Generation terminated a tolling agreement and entered into a new agreement. Upon termination of the original agreement, Generation received a cash payment of $172 million. The resulting gain was deferred and will be recognized as income over the contractual term of the new agreement. See Note 2 of Generation’s Notes to Consolidated Financial Statements for further information regarding the transaction with TXU.

•	Discretionary contributions to Exelon’s defined benefit pension plans were $180 million in 2004 compared to $145 million in 2003. Generation’s minimum funding requirement to satisfy ERISA for 2004 was $11 million. See Note 14 of Generation’s Notes to Consolidated Financial Statements for further information regarding pension and postretirement benefits.

     Generation participates in Exelon’s defined benefit pension plans. Exelon’s plans currently meet the minimum funding requirements of ERISA; however, Exelon expects to make a discretionary pension plan contribution up to approximately $2 billion in 2005, of which $853 million is expected to be funded by Generation. Of the $853 million expected to be contributed to the pension plan during 2005, $13 million is estimated to be needed to satisfy ERISA minimum funding requirements for the pension plan obligations.

Cash Flows from Investing Activities

     Cash flows used in investing activities were $1,103 million in 2004, compared to $1,301 million in 2003. Capital expenditures, including investment in nuclear fuel, were $960 million and $861 million in 2004 and 2003, respectively, and primarily represent additions to nuclear fuel and additions and upgrades to existing facilities. Capital expenditures for 2003 are stated net of proceeds from liquidated damages of $92 million received from Raytheon as a result of Raytheon not meeting the expected completion date and certain contractual performance criteria in connection with Raytheon’s construction of the Boston Generating facilities.

     In addition to the recurring investing activities presented on the face of the Consolidated Statement of Cash Flows, significant investing activities during 2004 and 2003 were as follows:

•	Generation received cash proceeds of $42 million from the January 2004 sale of three gas turbines that were classified as assets held for sale at December 31, 2003.

•	Generation received $24 million as a result of the transfer of Exelon Energy Company to Generation, effective January 1, 2004, and the consolidation of Sithe in accordance with FIN 46-R on March 31, 2004. See Notes 2 and 3 of Generation’s Notes to Consolidated Financial

Statements for additional information on the transfer of Exelon Energy and the consolidation of Sithe, respectively.

•	Sithe collected a $20 million note receivable during 2004 related to the sale of certain businesses of Sithe during the fourth quarter of 2003 and the first quarter of 2004.

•	On November 25, 2003, Generation, Reservoir and Sithe completed a series of transactions resulting in Generation and Reservoir each indirectly owning a 50% interest in Sithe. Net cash proceeds from the series of transactions were $44 million. In addition, a note was received from EXRES SHC, Inc. for $92 million. See Notes 3 and 20 of Generation’s Notes to Consolidated Financial Statements for further information regarding this transaction and Generation’s sale of Sithe.

•	In December 2003, Generation purchased the 50% interest in AmerGen held by British Energy plc for $240 million, net of cash acquired of $36 million. The acquisition was funded with cash provided by operations.

     Capital expenditures for 2005 are projected to be $1,073 million. Generation anticipates that nuclear refueling outages, including co-owned facilities, will increase from ten in 2004 to eleven in 2005. Generation’s capital expenditures are expected to be funded by internally generated funds.

Cash Flows from Financing Activities

     Cash flows used in financing activities were $739 million in 2004 compared to $52 million in 2003. The increase in cash flows used in financing activities was primarily a result of a $500 million issuance of unsecured notes in 2003, a net repayment of intercompany borrowings of $162 million during 2004, compared to a $87 million net increase in intercompany borrowings in 2003 and a $316 million increase in dividend distributions to Exelon during 2004 as compared to 2003. In 2004, Generation paid $27 million of a note payable to Sithe, compared to $446 million paid in 2003. At December 31, 2004, Generation had repaid $473 million of the note payable, resulting in a remaining balance of $63 million, which was paid upon the completion of a series of transactions that resulted in Generation’s exit from its investment in Sithe on January 31, 2005. See Note 20 of Generation’s Notes to Consolidated Financial Statements for further information regarding the sale of Sithe. In October 2004, Generation issued $157 million of pollution control notes, the proceeds of which were distributed to Exelon.

     From time to time and as market conditions warrant, Generation may engage in long-term debt retirements via tender offers, open market repurchases or other viable options to strengthen its balance sheet.

Credit Issues

     Exelon Credit Facility. A description of Exelon’s credit agreements, and Generation’s participation therein, is set forth above under “Credit Issues – Exelon Credit Facility” in “Exelon Corporation – Liquidity and Capital Resources.”

     Capital Structure. At December 31, 2004, Generation’s capital structure consisted of 51% member’s equity, 5% notes payable and 44% long-term debt. Long-term debt includes $1.2 billion of senior unsecured notes and $819 million related to Sithe Energies, Inc. debt, representing 14% of capitalization.

     Generation Revolving Credit Facilities. On September 29, 2003, Generation closed on an $850 million revolving credit facility that replaced a $550 million revolving credit facility that had originally closed on June 13, 2003. Generation used the facility to make the first payment to Sithe relating to the $536 million note that was used to purchase Exelon New England. This note was restructured in June 2003 to provide for a payment of $210 million of the principal on June 16, 2003, payment of $236 million of the principal on the earlier of December 1, 2003 or upon a change of control of Generation and payment of the remaining principal on the earlier of December 1, 2005, upon reaching certain Sithe liquidity requirements, or upon a change of control of Generation. Generation paid $27 million on the note to Sithe in 2004. Generation terminated the $850 million revolving credit facility on December 22, 2003.

     Intercompany Money Pool. A description of the intercompany money pool, and Generation’s participation therein, is set forth above under “Credit Issues – Intercompany Money Pool” in “Exelon Corporation – Liquidity and Capital Resources.” For the year ended December 31, 2004, Generation paid $3 million in interest to the money pool and earned less than $1 million in interest from its contributions to the intercompany money pool.

     Security Ratings. A description of Generation’s security ratings is set forth above under “Credit Issues – Security Ratings” in “Exelon Corporation – Liquidity and Capital Resources.”

     Fund Transfer Restrictions. Under applicable law, Generation can only pay dividends from undistributed or current earnings. Generation is precluded from lending or extending credit or indemnity to Exelon. At December 31, 2004, Generation had undistributed earnings of $761 million.

Contractual Obligations and Off-Balance Sheet Obligations

     The following table summarizes Generation’s future estimated cash payments under existing contractual obligations, including payments due by period.

		Payment Due within			Due 2010
(in millions)	Total	2005	2006-2007	2008-2009	and beyond

Long-term debt	$2,688	$44	$98	$120	$2,426
Intercompany money pool	283	283	—	—	—
Interest obligations related to long-term debt (a, b)	1,955	159	306	286	1,204
Capital leases	50	3	5	4	38
Operating leases	723	45	87	80	511
Purchase power obligations	9,497	2,024	1,973	1,288	4,212
Fuel purchase agreements	3,639	639	985	616	1,399
Other purchase commitments (c)	230	66	75	57	32
Obligation to minority shareholders	49	3	5	5	36
Pension ERISA minimum funding requirement	13	13	—	—	—
Spent nuclear fuel obligations	878	—	—	—	878

Total contractual obligations	$20,005	$3,279	$3,534	$2,456	$10,736

(a)	Interest payments are estimated based on final maturity dates of debt securities outstanding at December 31, 2004 and do not reflect anticipated future refinancing, early redemptions or debt issuances. Variable rate interest obligations are estimated based on rates as of December 31, 2004.

(b)	Includes Sithe-related interest payments of $71 million, $132 million, $115 million and $849 million for payments due in 2005, 2006-2007, 2008-2009, and 2010 and beyond, respectively. See Note 20 and Note 21 of Generation’s Notes to Consolidated Financial Statements for a discussion of the sale of Generation’s investment in Sithe.

(c)	Commitments for services and materials.

     See ITEM 8. Financial Statements and Supplementary Data – Generation’s Notes to Consolidated Financial Statements for additional information about:

•	Long-term debt, see Note 11.

•	Capital lease obligations, see Note 11.

•	Spent nuclear fuel obligation, see Note 13.

•	Pension ERISA minimum funding requirement, see Note 14.

•	Operating leases, see Note 16.

•	Purchase power obligations, see Note 16.

•	Obligation to minority shareholders, see Note 16.

•	Intercompany money pool, see Note 18.

     Mystic Development LLC (Mystic) a former affiliate of Exelon New England has a long-term agreement through January 2020 with Distrigas of Massachusetts Corporation (Distrigas) for gas supply, primarily for the Boston Generating units. Under the agreement, gas purchase prices from Distrigas are indexed to the New England gas markets. Exelon New England has guaranteed Mystic’s financial obligations to Distrigas under the long-term supply agreement. Exelon New England’s guarantee to Distrigas remained in effect following the transfer of ownership interest in Boston Generating in May 2004. Under FIN 45, approximately $16 million is included as a liability within the Consolidated Balance Sheet of Generation as of December 31, 2004 related to this guarantee. The terms of the guarantee do not limit the potential future payments that Exelon New England could be required to make under the guarantee.

     Generation has an obligation to decommission its nuclear power plants. Upon adoption of SFAS No. 143, Generation was required to re-measure its decommissioning liabilities at fair value and recorded an asset retirement obligation of $2.4 billion on January 1, 2003. Increases in the asset retirement obligation resulting from the passage of time, are recorded as operating and maintenance expense. Increases in the asset retirement obligation resulting from a remeasurement are recorded with a corresponding asset retirement cost, which is a component of property, plant and equipment. At December 31, 2004, the asset retirement obligation recorded within Generation’s Consolidated Balance Sheet was $4.0 billion. Decommissioning expenditures are expected to occur primarily after the plants are retired. Based on current licenses and anticipated renewals, decommissioning expenditures for plants in operation are currently estimated to begin in 2029. To fund future decommissioning costs, Generation held $5.3 billion of investments in trust funds, including net unrealized gains and losses, at December 31, 2004. See ITEM 8. Financial Statements and Supplementary Data – Generation’s Notes to Consolidated Financial Statements for further discussion of Generation’s decommissioning obligation.

     See Note 16 of Generation’s Notes to Consolidated Financial Statements for discussion of Generation’s commercial commitments as of December 31, 2004.

     Variable Interest Entities. As of December 31, 2004, Generation was a 50% owner of Sithe. In accordance with FIN 46-R, Generation consolidated Sithe, within the financial statements as of March 31, 2004. The determination that Sithe qualified as a variable interest entity and that Generation was the primary beneficiary under FIN 46-R required analysis of the economic benefits accruing to all parties pursuant to their ownership interests supplemented by management’s judgment. See Notes 3 and 20 of Generation’s Notes to Consolidated Financial Statements for additional information regarding the consolidation and sale of Sithe.

Other

     Generation’s cash-flow hedges are affected by commodity prices. These hedge contracts primarily represent forward sales of Generation’s excess capacity that it expects to deliver. The majority of these contracts are expected to settle within the next three years. These contracts have specified credit limits pursuant to standardized contract terms and require that cash collateral be posted when the limits are exceeded. When power prices increase relative to Generation’s forward sales prices, it can be subject to collateral calls if Generation exceeds its credit limits; however, when power prices return to previous levels or when Generation delivers the power under its forward contracts, the collateral would be returned to Generation with no impact on its results of operations. Generation will satisfy its margin call obligations with the use of working capital or drawing on its available letters of credit. Generation believes that it has sufficient capability to fund any collateral requirements that could be reasonably expected to occur.

Critical Accounting Policies and Estimates

     See Exelon, ComEd, PECO and Generation – Critical Accounting Policies and Estimates above for a discussion of Generation’s critical accounting policies and estimates.

Business Outlook and the Challenges in Managing the Business

     The U.S. electric generation, transmission and distribution industry is in the midst of a fundamental and, at this point, uncertain transition from a fully regulated industry offering bundled service to an industry with unbundled services, some of which are regulated and others of which are priced in competitive markets. Generation operates in a highly competitive environment that is capital intensive.

     A description of the business outlook and challenges in managing Generation’s business is set forth above under “Business Outlook and the Challenges in Managing the Business – Generation and General Business” in “Exelon Corporation – Management’s Discussion and Analysis of Financial Condition and Results of Operation.”

     Further discussion of Generation’s liquidity position and capital resources and related challenges is included in the Liquidity and Capital Resources section.

New Accounting Pronouncements

     See Note 1 of Generation’s Notes to Consolidated Financial Statements for information regarding new accounting pronouncements.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET
RISK – Generation

     Generation is exposed to market risks associated with commodity price, credit, interest rates and equity prices. These risks are described above under “Quantitative and Qualitative Disclosures about Market Risk – Exelon.”